Exhibit 10.01

EXECUTIVE EMPLOYEE CONFIDENTIALITY, NON-
COMPETITION, AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is entered into on June 26, 2023, by Under Armour, Inc. (“UA” together with its affiliates, the “Company”) and Colin Browne (“Employee”) (collectively with the Company, the “Parties”).

EXPLANATORY NOTE

Employee recognizes and acknowledges that consistent with Employee's leadership role in the Company, Employee will have or will continue to have broad access to confidential business information during the course of Employee’s employment, the improper disclosure or use of which during or after Employee’s employment would cause irreparable harm to the Company and create unfair competition. Employee's role in the Company brings with it the responsibility, whether directly or indirectly, for generating and/or maintaining the goodwill of the Company with its Customers, Suppliers, employees, business prospects, and others. During the course of UA employment, Employee may be provided specialized training by the Company regarding or otherwise related to the Company's confidential business information and methods. Employee further acknowledges that employment or continued employment with UA is based on Employee’s agreement to abide by the covenants contained herein.

NOW THEREFORE, in consideration of Employee’s employment or continued employment with UA, Employee’s receipt of Confidential Information (defined below), and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Confidentiality. Employee acknowledges Employee’s fiduciary duty and duty of loyalty to the Company, and the obligations arising from them not to disclose business information provided or acquired on a confidential basis. Further, Employee acknowledges that the Company, in reliance on this Agreement, will provide Employee access to trade secrets, customers, proprietary data and/or other Confidential Information. Employee agrees to retain this information as confidential and not to use this information for Employee’s personal benefit or the benefit of anyone other than the Company or to disclose it to any third party, except when required to do so to properly perform duties for the Company. Further, as a condition of employment, during the time Employee is employed by UA and continuing after any termination of Employee’s employment, Employee agrees to protect and hold in a fiduciary capacity for the benefit of the Company all Confidential Information, as defined below, unless Employee is required to disclose Confidential Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority. In the event that Employee receives an order or other legal demand, such as a subpoena, discovery request, or order of a court or other body having jurisdiction over such matter, to produce any Confidential Information or other information concerning the Company, Employee agrees to promptly provide the Company (The Vice President, Litigation) with written notice of such subpoena, order, demand or discovery request so that the Company may timely move to quash if appropriate. Employee shall use Confidential Information solely for the purpose of carrying out those duties assigned to Employee and not for any other purpose. The disclosure of Confidential Information to Employee shall not be construed as granting to Employee any license under any copyright, trade secret, or right of ownership or any other right to use the Confidential Information whatsoever.

(a)    For purposes of this Agreement, “Confidential Information” shall mean all information concerning the Company’s business that is not generally known to the public and which became known to the Employee in the course of or by virtue of Employee’s employment with UA. Confidential Information shall include, but shall not be limited to, designs, drawings, formulas, processes, methods, techniques, systems, models, samples, prototypes, contracts, reports, letters, notes, intellectual property, trade secrets and/or know-how, technical information, financial information and metrics (whether historical, projections or forecasts), and information concerning advertising, pricing, costs, business planning and strategy, operations, procedures, services, potential services, products, potential products, products under development, production, purchasing, marketing, sales, personnel (including identities, contact information, skills, performance, salary and benefits of other employees), customers, suppliers, or other information of the Company; any papers, data, records, devices, equipment, compilations, invoices, customer or supplier lists or contact information, compilations of names and addresses, or documents of the Company; any confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations; and any other information, written, oral, electronic, or retained in Employee’s memory, whether existing now or at some time in the future, whether pertaining to current or future developments or prospects, and whether created, revealed or accessed during the Employee’s employment, which pertains to the Company’s affairs or interests or with whom or how the Company does business. The Company acknowledges and agrees that Confidential Information shall not include information which is or becomes publicly available other than as a result of a disclosure by the Employee or through other wrongful means.

(b)    Employee shall immediately notify the Company if Employee has reason to believe that the unauthorized use, possession, or disclosure of any Confidential Information has occurred or may occur.

All physical or otherwise transferrable items containing Confidential Information, including, but not limited to, documentary, electronic or other recorded versions of any Confidential Information, shall remain the exclusive and confidential property of the Company and shall be immediately returned, along with any copies or notes that Employee made thereof or therefrom, to the Company when Employee ceases employment with UA. Employee further agrees to immediately return copies of any Confidential Information contained on Employee’s home computer, portable computer or other data storage device (including but not limited to cell phones, zip drives, PDAs, iPads, etc.). Employee agrees to delete or destroy all copies of Confidential Information that are stored on any devices, networks, storage locations or media not owned by the Company and in Employee’s possession or control. Employee also agrees to allow the Company, in its discretion at the time Employee’s employment concludes and thereafter upon reasonable notice and for reasonable cause, access to any home computer, portable computer or other data storage device maintained by Employee, including, but not limited to, for the purpose of determining whether said Confidential Information has been misappropriated. Employee further acknowledges that all documents and records relating to Company business, including, but not limited to, those that Employee prepares or assists in preparing during employment with UA, belong to the Company and Employee agrees to promptly return them and all other property belonging to the Company, upon the conclusion of Employee’s employment. Additionally, any personal mobile device used to perform work for the Company or on the Company’s behalf is subject to the Company’s Bring Your Own Device to Work Policy and thus subject to the Company’s right to remove any Confidential Information from those devices as more specifically described in the Bring Your Own Device to Work Policy.

(c)    Nothing herein shall be construed to require Employee to withhold information in violation of any applicable state or federal law, or to prohibit Employee from reporting information where such reporting is protected by law. Further, nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to a law-enforcement agency, cooperating in an investigation conducted by such a government agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, Department of Justice, and Department of Labor), or speaking with law enforcement. Nothing in this Agreement or this Paragraph 1 is intended to impair a non-managerial employee’s right to engage in concerted protected activity under Section 7 of the National Labor Relations Act related to the employee’s terms, conditions, wages, or benefits of employment.

2.     Ownership of Works for Hire.

(a)    Employee agrees that any inventions, ideas, developments, methods, improvements, discoveries, innovations, software, works of authorship and any other intangible property, whether patentable or not, that are developed (in whole or in part), considered, contemplated or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment with UA, whether or not during normal working hours or on the premises of the Company, shall be considered “Works for Hire” for the exclusive use by and benefit of the Company. Employee will make full and prompt disclosure to the Company of all such Works for Hire. Regardless of such disclosure, the Company shall own all rights to any Works for Hire, including without limitation all related patent rights and copyrights, items and developments that are subject to being patented and copyrighted, and the right to market (or not to market) any such property, and Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of Employee’s rights, title and interest in and to all Works for Hire and all related patents, patent applications, copyrights and copyright applications.

(b)    Employee agrees to cooperate fully with the Company, both during and after Employee’s employment with UA, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Works for Hire. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney that the Company may deem necessary or desirable in order to protect the Company's rights and interests in any Works for Hire.

(c)    Employee specifically acknowledges that Employee’s compensation and benefits constitute full payment for any Works for Hire and Employee waives any claim of right to such Works for Hire, which Employee further acknowledges belong entirely to the Company.

(d)    The Company may, at its election and in its discretion, waive and/or relinquish any of its rights of ownership and royalties with respect to any Works for Hire, by agreeing to do so in a written instrument executed by the Company.

(e)    If there is any invention related to the Company’s business that Employee claims to own or have rights in because it was conceived, created, discovered or developed by Employee prior to employment with UA or for some other reason, Employee has described the item and the date of its conception, creation, discovery or development in writing and attached it to this Agreement and labeled it as Appendix A (Prior Works), and has noted the number of pages of this attachment after the signature block at the end of this Agreement. If no such list is attached, Employee represents that there are no such prior inventions.
(f)    Employee is directed to Appendix B for important state-specific modifications, if any, that apply to Employee with respect to this Paragraph 2.

3.     Definitions. For purposes of this Agreement, the following terms have the meanings defined below.

(a)    “Competitor Businesses” shall mean any business that at the time the Company seeks to enforce this covenant:

(1)    competes with the Company in the business of premium branded performance athletic (a) apparel, (b) footwear, (c) equipment and/or (d) accessories (including, for example, and not by way of limitation, companies such as Nike, Adidas, Reebok, lululemon, Columbia, New Balance, Brooks, Puma or other premium athletic brands); or

(2)    competes with any other line of business that the Company is involved with at the time of Employee’s termination and in relation to which line of business Employee had access to and/or knowledge of Confidential Information or had engaged in establishing goodwill for the Company with its Customers or Suppliers.

(b)    “Customer” shall mean any individual, business, or entity that (a) purchased products or services from the Company within the final twelve (12) months of Employee’s employment; and (b) Employee had business contact with or provided services to, whether individually or with others, on behalf of the Company during the final twelve (12) months of Employee’s employment. “Prospective Customer” shall mean any individual, business, or entity that Employee solicited or pursued, or assisted in soliciting or pursuing within the final twelve (12) months of Employee’s employment for the purpose of selling products or services of the Company. Customers or Prospective Customers include, but are not limited to, wholesale distribution channels, which include independent and specialty retailers, institutional athletic departments, leagues and teams, national and regional sporting goods chains and department store chains.

(c)    “Supplier” shall mean any individual, business, or entity (a) from whom the Company purchased products or services within the final twelve (12) months of Employee’s employment; and (b) with whom Employee had business contact and obtained products and services on behalf of the Company during the final twelve (12) months of Employee’s employment. “Prospective Supplier” shall mean any individual, business, or entity with whom Employee had business contact with and from whom Employee sought to obtain products or services from on behalf of the Company in the final twelve (12) months of Employee’s employment. Suppliers or Prospective Suppliers include, but are not limited to, consultants, vendors, factories, and mills.

(d)    “Territory” shall depend upon Employee’s position as follows: (i) if Employee holds the title of SVP or above and Employee is provided Confidential Information, the Territory is global (for the avoidance of doubt, "global" used in this subparagraph means worldwide); (ii) if Employee is in a position where Employee’s responsibilities are not global but not geographically limited to an assigned location or territory and Employee is provided Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, management positions, marketers, and operations employees), then Territory means the United States (including state and state-equivalents and county and county-equivalents within the United States); (iii) if Employee is in a position with responsibilities and Confidential Information that are limited to an assigned territory or territories during the final twelve (12) months of Employee’s employment, then Territory shall be the specific geographic territory or territories assigned to Employee during the final twelve (12) months of Employee’s employment; and (iv) in the event that none of sub-subparagraphs (d)(i), (ii), or (iii) apply, then the Territory is the county or counties that Employee performed services in or on behalf of the Company during the final twelve (12) months of Employee’s employment.

4.    Non-Competition. Employee hereby covenants and agrees that at no time during Employee’s employment with UA and until July 1, 2024 (the “Non-Competition Restricted Period”), shall Employee, without the prior written consent of the Company:

(a)    directly or through others work for, be contracted to or contract with, or provide strategic advice to a Competitor Business within the Territory in a capacity that is the same as or similar to the capacity in which Employee worked for UA and/or in a capacity in which Employee’s knowledge of the Company’s Confidential Information, and/or previous establishment of goodwill for the Company with its Customers or Suppliers, would be of value in Employee’s work for the Competitor Business; or

(b)    compete with the Company directly or through others as an employee, principal, agent, contractor, or otherwise participate in the sale or licensing of any products or services that at the time the Company seeks to enforce this Agreement, are competitive with the products or services developed, marketed, or sold by the Company and about which products and services Employee’s knowledge of the Company’s Confidential Information and/or previous establishment of goodwill with Customers or Suppliers would be of value in competing with the Company.

5.    Non-Solicitation and Non-Interference. Employee hereby covenants and agrees that at no time during Employee’s employment with UA and for a period of one (1) year immediately following termination of Employee’s employment with UA, whether voluntary or involuntary (the “Non-Solicitation and Non-Interference Restricted Period”), shall Employee, without the prior written consent of the Company:

(a)    Directly, indirectly or through others solicit or influence, or contact for purposes of soliciting or influencing, any Customer or Supplier, or Prospective Customer or Prospective Supplier, to terminate or adversely modify its relationship with the Company or to do business with a Competitor Business instead of the Company, nor shall Employee assist others in any such soliciting, influencing, contacting, communicating, or otherwise diverting such business; or

(b)    Directly, indirectly or through others interfere with any transaction, agreement or business relationship between the Company and any Customer or Supplier, or Prospective Customer or Prospective Supplier; or

(c)    Directly, indirectly or through others solicit or induce any then-current employee of the Company that Employee worked with or came to know as a result of

Employee’s employment with UA, to leave employment with the Company, or interfere in any way with such employment, and will not participate in the hiring of any such employee, including, without limitation, by identifying or targeting the Company’s employees for that purpose and/or engaging them in new employment. Employee further agrees not to contact any such employee of the Company or to cause the employee to be contacted for the purpose or foreseeable effect of causing or inducing the employee to leave the Company’s employment; or

(d)    act in any way, directly, indirectly or through others, with the purpose or effect of soliciting, diverting or taking away any Customer or Supplier of the Company.

(e)    The Parties agree that the obligations in this Paragraph 5 are inherently reasonable because they are limited to the places or locations where the Customers, Suppliers, Prospective Customers, Prospective Suppliers, and employees, respectively, are doing business or providing services at the time; however, if that is not sufficient, then Sections 5(a), 5(b), 5(c), and 5(d) shall be limited to the Territory.

6.    Additional Consideration. As additional consideration for the noncompete obligations described in Paragraph 4 above, should the Company pursuant to those obligations require Employee to refrain from accepting employment or other work Employee has been offered that the Company, in its discretion, believes would violate Employee’s obligations, the Company shall pay Employee an amount equal to sixty percent (60%) of Employee’s weekly base pay as of the date of Employee’s termination from UA (“Non-Competition Payment”). The Non-Competition Payment shall begin when the Company advises Employee of its belief that the proposed employment would violate the Employee’s non-compete obligations and shall continue throughout the remaining duration of the Non-Competition Restricted Period. The Non-Competition Payment shall be paid in accordance with the Company’s customary pay practices in effect at the time each payment is made, and shall be reduced by (a) the amount of severance, if any, that Employee receives from the Company, and (b) the amount of any pay received during the Non-Competition Restricted Period from employment in any capacity to the extent that any such salary exceeds forty percent (40%) of Employee’s base pay as of the date of Employee’s termination from employment, annualized or pro-rated to correspond with the remaining portion of the Non-Competition Restricted Period following the job offer. (By way of example, assuming an employee’s remaining Non-Competition Restricted Period following a job offer is six (6) months and that employee’s base pay at the time of termination was $100,000, the Non-Competition Payment would not be reduced unless the salary earned by the Employee during the Non-Competition Restricted Period exceeded $20,000. In the event the salary earned during the Non-Competition Restricted Period exceeds this threshold, the Non-Competition Payment will be reduced, or eliminated, pro rata).

7.    Notification of New Employment. Employee acknowledges and agrees that during the Non-Competition Restricted Period, Employee will inform the Deputy General Counsel, Employment, in writing prior to the acceptance of any job or any work as an independent contractor, of the identity of any new employer or other entity to which Employee is providing consulting or other services, along with Employee’s starting date, title, job description, salary, and any other information that the Company may reasonably request to confirm Employee’s compliance with the terms of this Agreement. Failure to provide all of this information to the Company may result in forfeiture of the Non-Competition Payment described above.

8.    Reasonableness of Obligations. Employee acknowledges and represents that Employee fully understands this Agreement and has had the opportunity to have it explained by legal counsel of Employee’s choosing. Employee acknowledges that the obligations imposed by this Agreement are fair and reasonably required for the protection of the Company and its legitimate business interests and will not preclude Employee from becoming gainfully employed following the termination, for any reason, of Employee’s employment with UA. Employee acknowledges that these covenants have substantial and immeasurable value to the Company.

9.    NOTICE OF IMMUNITY UNDER THE DEFEND TRADE SECRETS ACT. Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:

(a)    Is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of the law; or

(b)    Is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

Employee is further notified that if Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee:

    (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

10.    Injunctive Relief. Employee acknowledges and agrees that in the event of a violation or threatened violation of any provision of this Agreement, the Company will sustain irreparable harm and will have the full right to seek injunctive relief, in addition to any other available remedies.

11.    Survivability. This Agreement shall remain binding in the event of Employee’s termination of employment with UA for any reason.

12.    Extension. Employee further acknowledges that if Employee is found to have violated any obligation in Paragraphs 4 or 5 above, that the time period for such obligation will be extended by one day for each day of Employee’s failure either to comply with said obligation or to take prompt corrective action to make the Company whole for any breach, up to a maximum extension equal to the original Non-Competition and/or Non-Solicitation and Non-Interference Restricted Period, as applicable. In the event of Employee's breach of such a restrictive covenant, the Company shall be entitled to the entry of an order and/or an injunction enforcing the restrictive covenant for such an extended period. The Company also shall be entitled to a preliminary injunction, enforcing the restrictive covenant for up to such an extended period, if trial on the merits in any pending enforcement litigation has not yet occurred or concluded, if the restrictive covenant otherwise will lapse from expiration of the period originally prescribed for its operation, and if the Company satisfies the requirements warranting preliminary relief, except that the threat of irreparable injury will be presumed from the impending lapse of the restrictive covenant.

13.    Assignment. Although Employee shall not have the right to assign this Agreement, it is nevertheless binding on Employee’s heirs and executors, and on the Company’s successors and assigns or any other entity to which UA may assign this Agreement.

14.    Governing Law and Consent to Jurisdiction. The formation, construction and interpretation of this Agreement, including, but not limited to, its enforceability, shall at all times and in all respects be governed by the laws of the State of Maryland, without reference to its conflict-of-law rules. The Company has the right to enforce this Agreement or pursue claims relating to it in any forum having jurisdiction. Any legal action that Employee initiates against the Company that relates in any way to this Agreement, including, without limitation, for a declaratory judgment, will be brought exclusively in the state courts of Maryland. If the Company elects to sue in Maryland for any claim relating in any way to this Agreement, Employee agrees to waive any defense of lack of personal jurisdiction or improper venue. Employee also agrees that the existence of any asserted claim or cause of action Employee has or believes Employee has against the Company, or asserted breach of duty by the Company, whether or not based on this Agreement, shall not constitute a defense to the enforcement by the Company of the restrictive covenants above.

15.    Severable Provisions. The provisions of this Agreement are severable, including each of the obligations in Paragraphs 4 and 5. In the event that the provisions of this Agreement should ever be deemed to exceed the limitations permitted by applicable laws, Employee and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. Further, any invalidity or unenforceability shall affect only the provision or provisions deemed unenforceable and shall not make any other provision in this Agreement invalid or unenforceable.

16.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the specific covenants and obligations herein and supersedes any and all negotiations, discussions and prior understandings concerning the creation or operation of those specific covenants and obligations. If Employee is subject to a prior agreement with the Company containing confidentiality, non-solicitation, noncompetition and/or invention assignment provisions, then such prior agreement(s) shall hereby be superseded, null, and void. No provision of this Agreement may be changed except by written agreement signed by both Employee and an officer of UA. The obligations under this Agreement also shall survive any changes made in the future to Employee’s employment terms, including, but not limited to, changes in salary, benefits, bonus plans, job title, and job responsibilities.

17.    WAIVER OF JURY TRIAL. THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, OR CROSSCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

18.    State-Specific Modifications. Employee is directed to Appendix B for important state-specific modifications to the provisions in this Agreement.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

UNDER ARMOUR, INC.
By: /s/ Mehri Shadman

Name: Mehri Shadman
Title: EVP, Chief Legal Officer & Corporate Secretary

EMPLOYEE

/s/ Colin Browne
(signature)

Print Name: Colin Browne

APPENDIX A
PRIOR INVENTIONS

APPENDIX B
STATE-SPECIFIC SUPPLEMENT

The following shall apply to modify provisions of the Agreement, where applicable, based upon the controlling law in the state where Employee primarily resided when last employed by UA if the governing law provision in Paragraph 14 is determined by a court of competent jurisdiction not to control or is expressly described as inapplicable to Employee below:

Confidential Information Supplement. If, and only if, the controlling state law applicable to Employee requires a time limit to be placed on obligations concerning the post-employment use of Confidential Information in order for the obligation to be enforceable, then this Agreement’s restriction on Employee’s use of Confidential Information that is not a trade secret will expire two (2) years following termination of Employee’s employment with UA, whether voluntary or involuntary. This time limit will not apply to (a) Confidential Information that qualifies as a trade secret, or (b) confidential information of third parties. The Company’s trade secrets will remain protected for as long as they qualify as trade secrets under applicable law. Items of confidential information of third parties will remain protected for as long as allowed under the laws and/or separate agreements that make them confidential. Nothing in the foregoing shall be construed to permit Employee to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after Employee’s employment with UA ends. Employee understands that Employee should have no records of this kind in Employee’s possession or control with which to refresh Employee’s memory after Employee’s employment with UA ends.

Alabama

If Alabama law applies, then: (a) the employee non-solicitation obligations in Paragraph 5(c) are limited in scope to the solicitation and hiring of employees holding Sensitive Positions. An employee is in a “Sensitive Position” if they are uniquely essential to the management, organization, or service of the business of the Company; and (b) the definitions “Customer” and “Supplier” shall be limited to those customers and suppliers with active (not former) relationships with the Company.

Arizona

If Arizona law applies, then the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) shall not apply to Prospective Customers or Prospective Suppliers.

California

If California law applies, then: (a) the noncompetition obligations in Paragraph 4 shall not apply; (b) the employee non-solicitation obligations in Paragraph 5(c) shall not apply; (c) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) shall be limited to situations where Employee is aided in Employee’s conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law); (d) Paragraph 14 shall not apply; (e) Paragraph 17 regarding jury trial waiver shall not apply; and (f) the invention assignment obligations in this Agreement shall be limited so as to comply with Cal. Lab. Code, § 2870, which provides that: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on [their] own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.” This notice shall satisfy Cal. Lab. Code §§ 2870-2872.

Colorado

If Colorado law applies and Employee is not an officer, executive or management employee, or an employee who constitutes professional staff to executive and management personnel within the meaning of § 8-2-113(2)(d) of Colorado Revised Statutes § 8-2-113, et. seq., then: (a) the Parties stipulate that the noncompetition obligations in Paragraph 4 and the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) are reasonable and necessary for the protection of trade secrets within the meaning of § 8-2-1132(b); and (b) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) shall be modified to apply only to those Customers, Suppliers, Prospective Customers, and Prospective Suppliers about whom Employee had access to trade secrets about during the final twelve (12) months of Employee’s employment.

Delaware

If Delaware law applies, then the invention assignment obligations in the Agreement “shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (1) Relate to the employer’s business or actual or demonstrably anticipated research or development; or (2) Result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.” 64 Del. Laws, c. 257, § 1; 70 Del. Laws, c. 186, § 1.

District of Columbia

If Employee is an employee in the District of Columbia, as long as Employee perform works in the District of Columbia within the meaning of the “Ban on Non-Compete Agreements Amendment Act of 2020,” then no obligation in this Agreement (including, but not limited to, the noncompetition and non-solicitation obligations) will be applied to Employee in a way that would prohibit Employee from being simultaneously or subsequently employed by another person, performing work or providing services for pay for another person, or operating Employee’s own business. However, Employee understands that nothing in this exception to this Agreement’s obligations shall be construed to permit Employee to take any action that involves or may result in the use or disclosure of Confidential Information, proprietary, or sensitive information, client lists, or a trade secret, as that term is defined in section 2(4) of the Uniform Trade Secrets Act of 1988 (D.C. Law 7-216; D.C. Official Code §36-401(4)). Such actions shall remain prohibited and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against Employee under trade secret law, unfair competition law, agency law or other laws applicable in the District of Columbia absent this Agreement.

NOTICE: “No employer operating in the District of Columbia may request or require any employee working in the District of Columbia to agree to a non-compete policy or agreement, in accordance with the Ban on Non-Compete Agreements Amendment Act of 2020.”

Georgia

If Georgia law applies, then: (a) Paragraph 12 regarding extension of post-employment obligations shall not apply; (b) the definition of “Territory” shall be modified to mean “the territory where Employee was working at the time Employee’s employment with UA ended” and allows Employee to reasonably determine the maximum reasonable scope of the restraint as of Employee’s last day of employment; (c) Paragraph 17 regarding jury trial waiver shall not apply; and (d) Employee agrees, represents, and warrants that Employee’s duties with the Company, and/or skill as a professional, satisfy the requirements of Georgia law for covenants that restrict competition under Official Code of Georgia Annotated Section 13-8-53(a).

Idaho

If Idaho law applies, then Employee stipulates that Employee is a “key” employee within the meaning of Idaho Code § 44-2701, et seq.

Illinois

If Employee resides in Illinois at the time Employee enters into this Agreement, as additionally mutually agreed upon consideration for the non-solicitation obligations in Paragraph 5, Employee shall be entitled to the equity award accompanying this Agreement. Employee stipulates that this is adequate consideration to make the non-solicitation obligations in Paragraph 5 immediately binding upon Employee. Additionally, Employee acknowledges that Employee received a copy of this Agreement at least 14 calendar days before the commencement of Employee’s employment or UA provided Employee with at least 14 calendar days to review this Agreement, and Employee was advised to consult with an attorney about this Agreement and has been given an opportunity to do so.
If Illinois law applies, then: (1) Paragraph 4 shall not apply to Employee if Employee is paid $75,000.00/year (or as otherwise adjusted) or less; (2) Section 5 shall not apply to Employee if Employee is paid $45,000.00 (or as otherwise adjusted) or less; and (3) the invention assignment obligations in this Agreement shall be modified so as to comply with Illinois Statutes Chapter 765, Property § 1060/2 (the “Illinois Inventions Act”), and will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company. This notice satisfies 765 ILCS 1060/1-3 of the Illinois Inventions Act.

Indiana

If Indiana law applies, then the employee non-solicitation obligations in Paragraph 5(c) shall be modified to limit the obligation to the solicitation of employees to those who have access to or possess Confidential Information that could be used to harm the Company’s legitimate protectable interests (such as, but not limited to, its competitive advantage and/or valuable business relationships and goodwill).

Kansas

If Kansas law applies, then the invention assignment obligations in this Agreement will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless: (1) the invention relates directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by Employee for the Company. This notice satisfies §(2)(c) of Kansas Statutes Chapter 44, Labor and Industries § 44-130 (the “Kansas Inventions Act”).

Louisiana

If Louisiana law applies, then: (a) the “Territory” shall specifically include the following Louisiana parishes as long as the Company continues to carry on business therein: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, General, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn. The “Territory” shall also specifically include the following Texas counties: Cass, Dallas, Marion, Harris, Harrison, Panola, Shelby, Sabine, Newton, Orange, Travis, and Jefferson. The “Territory” shall also specifically include the following Arkansas counties: Miller, Lafayette, Columbia, Union, Ashley and Chicot. The “Territory” shall also specifically include the following Mississippi Counties: Issaquena, Warren, Clairborne, Jefferson, Adams, Wilkinson, Amite, Pike, Walthall, Marion, Pearl River and Hancock; (b) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) are limited to the parishes and counties identified in this paragraph; and (c) Employee agrees that the foregoing provides Employee with adequate notice of the geographic scope of the obligations contained in this Agreement by name of specific parish or parishes (and equivalents), municipality or municipalities, and/or parts thereof.

Maine

If Maine law applies, then: (a) the noncompetition obligations in Paragraph 4 will not apply to Employee’s if Employee’s earned wages are at or below 400% of the federal poverty level (see https://aspe.hhs.gov/2019-poverty-guidelines); and (b) if Employee is paid above this threshold, then Paragraph 4 will apply to Employee, but the obligations will not take effect until after one year of Employee’s employment with UA or a period of six (6) months from the date this Agreement is signed, whichever is later. Additionally, Employee represents and agrees that UA disclosed that the noncompete obligations were required prior to Employee’s offer of employment and provided a copy of this Agreement to Employee three (3) or more days in advance of any requirement to sign. Employee understands that UA is relying upon the truth of these representations by Employee in entering into the noncompete obligations with Employee, and Employee agrees not to assert any claim or defense contrary to these representations.

Massachusetts

If Massachusetts law applies, then: (a) the noncompetition obligations in Paragraph 4 will not apply post-employment, and the Company will not be required to pay the Non-Competition Payment described in Paragraph 6, if Employee’s employment is terminated without Cause or if Employee’s employment is terminated as part of a reduction in force. As used herein, “Cause” is: (i) a material breach by Employee of any of Employee’s material obligations under any applicable employment, confidentiality, non-solicitation or noncompetition agreement with the Company; (ii) Employee’s conviction of or entering a plea of guilty or nolo contendere to, or admission to facts sufficient for a finding of guilt for, any crime constituting a felony or any misdemeanor involving fraud, dishonesty and/or moral turpitude under federal, state, local or foreign law; (iii) Employee’s neglect, refusal, or failure to: (1) meet the performance expectations for Employee’s position, (2) discharge Employee’s duties (other than due to physical or mental illness) commensurate with Employee’s title and function, or (3) Employee’s failure to comply with a lawful direction of the Company; (iv) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company; (v) Employee’s breach of a statutory or common law duty of loyalty or fiduciary duty to the Company; (vi) Employee’s violation of the Company’s policies or procedures; (vii) any other willful misconduct by Employee which is or intends to be materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company; or (viii) any other reason recognized under the common law; (b) Paragraph 12 regarding extension of post-employment obligations shall not apply to the noncompetition obligations in Paragraph 4. However, if Employee breaches Paragraph 4 of this Agreement, and also breaches Employee’s fiduciary duty to the Company and/or has unlawfully taken, physically or electronically, any of the Company’s property, then the Non-Competition Restricted Period in Paragraph 4 may be equitably extended by an enforcing court for a period not to exceed two (2) years from the last day of Employee’s employment with UA; and (c) the provisions of Paragraph 14 shall not apply.

Employee acknowledges that Employee has been advised to consult with an attorney about this Agreement and has been given an opportunity to do so and received a copy of this Agreement by the earlier of a formal offer of employment from UA or ten (10) business days before commencement of Employee’s employment with UA. For a current employee, Employee acknowledges that Employee has received a copy of this Agreement at least ten (10) business days before the Agreement is to be effective. Employee understands that UA is relying upon the truth of these representations by Employee in entering into the noncompete obligations with Employee, and Employee agrees not to assert any claim or defense contrary to these representations.

Personal Jurisdiction: To the extent either party pursues temporary and/or preliminary injunctive relief in court, Employee consents to the exclusive personal jurisdiction of the court located in the county where Employee resides and the business litigation session of the superior court in Suffolk County, Massachusetts with respect to all matters arising out of or related to this Agreement.

Minnesota

If Minnesota law applies, then: (a) Employee acknowledges they were provided with notice of this Agreement when offered employment and was aware that execution of an agreement with noncompetition and non-solicitation obligations was a requirement of employment when Employee accepted UA’s offer; and (b) the invention assignment obligations in this Agreement will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for the Company. This notice satisfies Subd. 3 of Minn. Stat. 13A §181.78 (the “Minnesota Inventions Act”).

Missouri

If Missouri law applies, then the employee non-solicitation obligations in Paragraph 5(c) will be modified to exclude any employee who performs only secretarial or clerical services.

Montana

If Montana law applies, then: (a) the noncompetition obligations in Paragraph 4 shall be limited to situations where Employee’s conduct is aided by the use or disclosure of Confidential Information, including trade secrets; and (b) Paragraph 17 regarding jury trial waiver shall not apply.

Nebraska

If Nebraska law applies, then: (a) the noncompetition obligations in Paragraph 4 shall not apply; and (b) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) shall be revised to state that Employee will not solicit, sell to, divert, serve, accept or receive competing business from any Customer or Supplier that Employee personally, alone or in combination with others, handled, serviced, or solicited during the final twelve (12) months of Employee’s employment.

Nevada

If Nevada law applies, then: (a) the noncompetition obligations in Paragraph 4 will not become effective until Employee has been employed with UA for sixty (60) days or received $5,000 in wages from UA, whichever is first; and (b) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) do not preclude Employee from providing services to any Customer or Supplier, or Prospective Customer or Prospective Supplier, that (1) Employee did not solicit and (2) voluntarily chose to leave the Company and seek services from Employee, as long as Employee otherwise is complying with the limitations in this Agreement as to time and scope of activity to be restrained. Additionally, if UA terminates Employee’s employment as a result of a reduction in force, reorganization or similar restructuring, the noncompete obligations in Paragraph 4 only will be enforceable during the period in which the Company is paying Employee’s salary, benefits, or equivalent compensation, including without limitation, severance pay, if it elects to make such payments.

New Hampshire

If New Hampshire law applies, then: (a) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) shall not apply to Prospective Customers or Prospective Suppliers; and (b) Employee further acknowledges that if Employee is a new employee, Employee had advance notice (at least two (2) weeks) of the terms of this Agreement prior to having to accept UA’s offer of employment. Employee understands that UA is relying upon the truth of this representation by Employee in entering into this Agreement with Employee, and Employee agrees not to assert any claim or defense contrary to this representation.

New Jersey

If New Jersey law applies, then: (a) Paragraph 17 regarding jury trial waiver shall not apply; and (b) the invention assignment obligations in the Agreement shall be modified so as to comply with New Jersey Statutes Title 34. Labor and Workmen’s Compensation 34 § 1B-265 (NJ Rev Stat § 34:1B-265 (2017)) and will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for the Company.

New York

If New York law applies, then the definitions of “Customers” and “Suppliers” are modified so the terms exclude those customers and/or suppliers of the Company who became a customer or supplier of the Company as a result of Employee’s independent contact and business development efforts with that customer or supplier prior to and independent from Employee’s employment with UA.

North Carolina

If North Carolina law applies, then: (a) Paragraph 17 regarding jury trial waiver shall not apply; and (b) the invention assignment obligations in the Agreement “shall not apply to an invention that the employee developed entirely on [their] own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.” (1981, c. 488, s. 1.)

North Dakota

If North Dakota law applies, then: (a) the noncompetition obligations in Paragraph 4 shall not apply; and (b) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) shall be limited to situations where Employee is aided in Employee’s conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law). Nothing in this paragraph shall be construed to limit or eliminate any rights or remedies the Company would have against Employee under trade secret law, unfair competition law, or other laws applicable in North Dakota absent this Agreement.

Oklahoma

If Oklahoma law applies, then: (a) the noncompetition obligations in Paragraph 4 shall not apply; (b) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) only shall preclude the direct solicitation of Customers and Suppliers on behalf of a Competitor Business; and (c) Paragraph 17 regarding jury trial waiver shall not apply.

Oregon

If Oregon law applies, then Employee acknowledges that Employee was notified in a written offer of employment received at least two weeks before the commencement of employment that a noncompetition agreement was a condition of employment. The noncompete obligations in Paragraph 4 will not apply to Employee if as of Employee’s last day of employment with UA: (a) the total amount of Employee’s gross salary and commissions, calculated on an annual basis does not exceed $100,533.00 (or as otherwise adjusted), or (b) Employee does not otherwise qualify under O.R.S. § 653.295; unless, the Company chooses to compensate Employee as provided for under O.R.S. § 653.295 (6).

Rhode Island

If Rhode Island law applies, then the noncompetition obligations in Paragraph 4 will not apply if Employee is classified as nonexempt under the Fair Labor Standards Act, is an undergraduate or graduate student in an internship or short-term employment relationship, is 18 years of age or younger, or earns less than 250% of the federal poverty level.

Tennessee

If Tennessee law applies, then the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) shall not apply to Prospective Customers or Prospective Suppliers.

Texas

If Texas law applies, then Paragraph 14 shall not apply.

Utah

If Utah law applies, then the invention assignment obligations in this Agreement shall not require an assignment that would be contrary to Utah Code §34-39-3 which provides that:

1.An employment agreement between an employee and their employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is: (a) created by the employee entirely on their own time; and (b) not an employment invention.

2.An agreement between an employee and their employer may require the employee to assign or license, or to offer to assign or license, to their employer any or all of their rights and intellectual property in or to an employment invention.

3.Subsection (1) does not apply to: (a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or (b) an agreement between an employee and their employer which is not an employment agreement.

4.Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.

5.Employment of the employee or the continuation of their employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.

6.An employer may require their employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.

7.An employer may not require their employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.

8.Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

Virginia

If Virginia law applies, then: (a) the noncompetition obligations in Paragraph 4(b) shall not apply; (b) the noncompetition obligations in Paragraphs 4(a) and the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) will not apply to Employee if Employee earns less than approximately $52,000 annually (or as otherwise provided by Code of Virginia §40.1-28.7:7 (the “Virginia Act”)), Employee’s earnings are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of §65.2-500, or Employee otherwise qualifies as a low-wage employee under the Virginia Act, unless Employee’s earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses; (c) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) shall not restrict Employee from providing a service to a Customer, Supplier, Prospective Customer, or Perspective Supplier if Employee does not initiate contact with or solicit the Customer, Supplier, Prospective Customer, or Perspective Supplier. However, Employee acknowledges that Employee understands they still are prohibited from using or disclosing Confidential Information; and (d) the Parties agree that the obligations in Paragraphs 4 and 5 are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position.

Washington

If Washington law applies, then the following applies: (a) the noncompetition obligations in Paragraph 4 will not be enforced against Employee if Employee is laid off unless the Company agrees to pay Employee, at the time of layoff, the payments required by the Washington Act to keep Paragraph 4 in effect. For purposes of this section, “layoff” means termination of Employee’s employment by UA for reasons of UA’s insolvency or other purely economic factors, and specifically excludes termination of Employee’s employment for any other reason, either with or without cause; (b) the noncompetition obligations in Paragraph 4 will not be or become enforceable against Employee unless or until Employee earns more than $101,390 annually, or the otherwise adjusted equivalent in accordance with the requirements of Washington Noncompete Act (Chapter of Title 49 RCW enacting ESHB 1450 of the 66th Legislature, 2019 Regular Session) (the “Washington Act”). Employee further agrees that if, at the time Employee signs this Agreement, Employee does not earn at least $101,390 in Box 1 W-2 annual compensation (or as otherwise adjusted), then the noncompetition obligations in Paragraph 4 will automatically become enforceable against Employee if and when Employee begins earning at least $101,390 annually (or as otherwise adjusted); (c) Paragraph 14 shall not apply; (d) Paragraph 5(c) is modified to only prohibit solicitation of any employee to leave employment with the Company; (e) Paragraphs 5(a), 5(b), and 5(c) are modified to only prohibit solicitation of any Customer or Supplier to cease or reduce the extent to which it is doing business with the Company; in accordance with the definition of an enforceable “non-solicitation agreement” under the Washington Act; and (f) the invention assignment obligations in this Agreement shall be modified so as to comply with Wash. Rev. Code, Title 49 RCW: Labor Regs, Chptr 49.44.140 (the “Washington Inventions Act”) and will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company. This notice satisfies § (3) of the Washington Inventions Act.

Employee further acknowledges that if Employee is a new employee, Employee has had advance notice of the terms of this Agreement prior to accepting UA’s offer of employment. Employee understands that UA is relying upon the truth of these representations by Employee in entering into the noncompete obligations with Employee, and Employee agrees not to assert any claim or defense contrary to these representations.

Wisconsin

If Wisconsin law applies, then: (a) the non-solicitation obligations in Paragraphs 5(a), 5(b), and 5(d) shall not apply to Prospective Customers or Prospective Suppliers; (b) Paragraph 12 regarding extension of post-employment obligations shall not apply; and (c) the employee non-solicitation obligations in Paragraph 5(c) will be limited to the solicitation of an employee who is in a Sensitive Position. An employee in a “Sensitive Position” refers to an employee who is in a management, supervisory, sales, research and development, or similar role where the employee is provided with Confidential Information or is involved in business dealings with the Company’s customers.